UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

Creative Technology Ltd.

(Name of Issuer)

Ordinary Shares

(Title of Class of Securities)

Y1775U107 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y1775U107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).:

Sim Wong Hoo
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) Not Applicable
(b) Not Applicable
3.	SEC Use Only

4.	Citizenship or Place of Organization:

Singapore

Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power:

23,984,602 (as of December 31, 2006)
6. Shared Voting Power:

-0-
7. Sole Dispositive Power:

23,984,602 (as of December 31, 2006)
8. Shared Dispositive Power:

-0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person:

23,984,602 (as of December 31, 2006)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9):

28.75%
12.	Type of Reporting Person (See Instructions):

IN

Item 1.	(a)	Name of Issuer:

Creative Technology Ltd.

	(b)	Address of Issuer’s Principal Executive Offices:

31 International Business Park, Creative Resource, Singapore 609921

Item 2.	(a)	Name of Person Filing:

Sim Wong Hoo

	(b)	Address of Principal Business Office or, if none, Residence:

31 International Business Park, Creative Resource, Singapore 609921

	(c)	Citizenship:

Singapore

	(d)	Title of Class of Securities:

Ordinary Shares

	(e)	CUSIP Number:

Y1775U107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Not Applicable

Item 4.	Ownership.

See rows 5-11 of cover page hereto.

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2007
Date

/s/ Sim Wong Hoo
Signature

Sim Wong Hoo
Name/Title

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations
(See 18 U.S.C. 1001)